UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 5, 2026
Azenta, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Summit Drive, Burlington, MA 01803
(Address of principal executive offices and Zip Code)
(888) 229-3682
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AZTA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 5, 2026, the Board of Directors of Azenta, Inc. (the “Company”) approved, and the Company committed to, a restructuring plan (the “Plan”) within the Company’s Multiomics reportable segment. The Plan is intended primarily to consolidate the Company’s North American laboratory network, simplify its organizational structure and improve operating efficiency, and consists of workforce reductions and the closure of three of the Company’s Multiomics laboratory sites in North America. The Company began notifying affected employees of the actions contemplated by the Plan on October 6, 2026.

The Company currently estimates that it will incur aggregate pre-tax charges of approximately $11.0 million to $13.0 million in connection with the Plan, consisting primarily of approximately $9.0 million of asset impairment charges described under Item 2.06 below and approximately $3.0 million of employee severance and other restructuring charges. The Company currently estimates that the aggregate future cash expenditures associated with these charges will be approximately $7.0 million.

The Company expects to recognize substantially all of the charges during the fiscal year ending September 30, 2027, and to substantially complete the actions contemplated by the Plan by March 31, 2027, subject to applicable legal and employee notice and consultation requirements. The Company expects the Plan to generate approximately $11.0 million of annualized cost savings once fully implemented.

The Plan is separate from, and in addition to, restructuring actions that the Company initiated and completed earlier in its fiscal year ending September 30, 2026, consisting of actions within its Sample Management Solutions reportable segment in August 2026 and actions within its Multiomics reportable segment in September 2026. Those earlier actions did not result in material charges, individually or in the aggregate, and the associated charges are reflected in the Company’s results for the periods in which they were incurred.

The Company may identify additional actions under the Plan as implementation proceeds and continues to evaluate other opportunities to improve its operating efficiency and cost structure. Any such additional actions would be subject to applicable internal approvals, and the Company will provide information regarding them as and when required.

The estimates set forth above reflect the Company’s current expectations. Actual charges, timing and savings may differ from these estimates due to changes in the scope or timing of the actions, negotiations with landlords, applicable legal requirements and other implementation matters.

Item 2.06. Material Impairments.

In connection with, and as part of, the Plan described under Item 2.05 above, on October 5, 2026 the Company concluded that it will be required to record a material charge for impairment of long-lived assets, consisting primarily of the operating lease right-of-use asset and related leasehold improvements associated with the leased facilities that the Company expects to exit prior to the expiration of the lease terms. The Company currently estimates that this impairment charge will be approximately $9.0 million, which is included within the estimated aggregate pre-tax charges disclosed under Item 2.05 above.

Cautionary Note Regarding Forward-Looking Statements. This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Plan, the actions contemplated by the Plan and the expected timing and completion of those actions, the estimated charges and cash expenditures the Company expects to incur in connection with the Plan, the estimated impairment charge, the annualized cost savings the Company expects the Plan to generate, and the possibility of additional actions under the Plan or otherwise. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including the Company’s ability to implement the Plan on the anticipated timetable and to realize the anticipated benefits and cost savings, the outcome of negotiations with landlords and other third parties, applicable legal and employee notice and consultation requirements, the Company’s ability to retain and attract key personnel, potential disruption to the Company’s operations and customer relationships during implementation, and the other factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Although the Company’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by the Company. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made herein speaks only as of the date on which it is made. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether because of new information, future developments or otherwise.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

EXHIBIT NUMBER	DESCRIPTION

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZENTA, INC.

/s/ Ephraim Starr
Date: October 7, 2026	Ephraim Starr
Senior Vice President, General Counsel and Secretary